SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549
                                -------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 9, 1999.

                           Giant Cement Holding, Inc.
             (Exact name of registrant as specified in its charter)


         Delaware                   0-24850                   57-0997411
 (State or other jurisdiction     (Commission                (IRS Employer
       of incorporation)           File Number)            Identification No.)

                  360-D Midland Parkway, Summerville, SC 29485
               (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code  (843) 851-9898


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Item 1.  Changes in Control of the Registrant.

         On December 9, 1999, Cementos Portland, S.A., a corporation formed under the laws of the Kingdom of Spain ("Parent"), closed its previously announced tender offer (the "Offer") for all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Giant Cement Holding, Inc., a Delaware corporation (the "Company") for $31.00 per Share in cash. CP Acquisition, Inc., a Delaware corporation ("Purchaser") and wholly owned subsidiary of Parent accepted for payment over 8.5 million Shares, which represents approximately 98% of the Shares.

         The Offer was made pursuant to an Agreement and Plan of Merger, dated as of November 4, 1999, among Parent, Purchaser and the Company (the "Merger Agreement"). The Merger Agreement provides that following the Offer, Purchaser will be merged with and into the Company, and each outstanding Share (other than Shares held by the Company as treasury stock and Shares owned by stockholders who have properly exercised their appraisal rights under Delaware law) will be converted at the effective time of the merger into the right to receive $31.00 per Share in cash, without interest and less any withholding taxes.

         On December 13, 1999, the Board of Directors of the Company was reconstituted and currently consists of Gary L. Pechota, Edward Brodsky, Dean Boylan, Rafael Martinez-Ynzenga, Manuel de Melgar y Oliver, Andrew C. Culbert, Jose Ignacio Martinez-Ynzenga and Fernando Ferreras Fernandez.

         The terms of Purchaser's financing for the Offer and the merger are described in Purchaser's Offer to Purchase, dated November 10, 1999, which is incorporated herein by reference.

         Additional information regarding the Offer and the merger, including descriptions thereof and of any arrangements or understandings with respect to the election of directors and other matters, is included in the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which was filed with the Securities and Exchange Commission on November 10, 1999 (the "Schedule 14D-9) and provided to the Company's stockholders. The Schedule 14D-9 is hereby incorporated herein by reference.

         A copy of the press release announcing the consummation of the Offer is attached hereto as Exhibit 99.1 and is incorporated herein by reference.


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Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits

       Exhibit 99.1 - Press release, dated November 10, 1999


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, Giant Cement Holding, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 13, 1999

                           GIANT CEMENT HOLDING, INC.


                           By: /s/ Terry Kinder
                           Terry L. Kinder
                           Vice President and Chief Financial
                               Officer


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